Exhibit 1.2

Official & Sworn Translation

STATEMENT OF MEETING RESOLUTIONS

ON THE AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

“PT INDONESIAN SATELLITE CORPORATION Tbk”

abbreviated to PT INDOSAT Tbk

Number: 145.

On this day, Thursday, the thirtieth day of September two thousand four (30-9-2004);

At 16.10 WIB (sixteen past ten Western Indonesian Time).

Appeared before me, AULIA TAUFANI, Bachelor of Law, b7y virtue of the Stipulation of the Chairman of the District Court of South Jakarta, dated the 27th (twenty seventh) day of July 2004 (two thousand four) Number: 82/CN/HKM/P/2004/PN.Jak.Sel, as the substitute of Mister SUTJIPTO, Bachelor of Law, Notary in Jakarta, in the presence of the witnesses whose names shall be mentioned at the end of this deed:

Mister NG ENG HO, born in Singapore, on the twenty sixth day of February one thousand nine hundred fifty four (26-2-1954), Businessman, residing in Jakarta, Jalan Kebon Kacang Raya Number 2, Tanah Abang, Central Jakarta, holder of the Singapore Passport Number: S0020723C, Singapore Citizen.

Translated from Bahasa Indonesia to English	1

Official & Sworn Translation

The appearing party acting in his abovementioned capacity hereby declares:

•	Whereas on Thursday, the 30th (thirtieth) day of September two thousand four (30-9-2004), at the Auditorium, 4th Floor, Indosat Building, Jalan Medan Merdeka Barat number: 21, Jakarta 10110, an Extraordinary General Shareholders Meeting of “PT. INDONESIAN SATELLITE CORPORATION Tbk.” Abbreviated to “PT. INDOSAT Tbk.”, a limited liability company established within the framework of Law Number one year one thousand nine hundred sixty seven (Law Number 1/Year 1967) in conjunction to Law Number eleven year one thousand nine hundred seventy (Law Number 11/Year 1970) concerning Foreign Investment, domiciled and having its principal office in Jakarta, of which Articles of Association was set forth under the State Gazette of the Republic of Indonesia dated the 29th (twenty ninth) day of March 1968 (one thousand nine hundred sixty eight) Number 26 Supplement Number 24;

•	Such Articles of Association of which was most recently amended entirely under the deed dated the 8th (eighth) day of March 2004 (two thousand four) Number 7, drawn before Missus POERBANINGSIH ADI WARSITO, Bachelor of Law, Notary in Jakarta, a report for the amendment to the Articles of Association of which was received and recorded in the Database of the Sisminbakum of the Directorate General of General Legal Administration of the Department of Justice and Human Rights of the Republic of Indonesia dated the 8th (eighth) day of March 2004 (two thousand four) Number: C-05582 HT.01.04.TH.2004;

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Official & Sworn Translation

•	Along with an amendment to the composition of members of the Board of Directors and the Board of Commissioners as most recently set forth under my, the Notary’s, deed dated the 22nd (twenty second) day of June 2004 (two thousand four) Number 125;

•	hereinafter referred to as the “Company”.

•	The Minutes of the said Meeting are drawn by me, Notary, on this day under Number: 144.

•	Hereinafter referred to as the “Meeting”;

•	Whereas pursuant to the provisions of Article 22 paragraphs 2 and 3 of the Articles of Association of the Company, to convene the Meeting, the Board of Directors of the Company has first served a notice and summon to the shareholders of the Company by placing an advertisement in the newspapers/dailies REPUBLIKA, BISNIS INDONESIA and THE JAKARTA POST respectively, all of which are published in Jakarta, on Tuesday, dated the 31st (thirty first) day of August 2004 (two thousand four) and followed by serving a summon to the shareholders of the company via an advertisement in the newspapers/dailies REPUBLIKA, BISNIS INDONESIA and THE JAKARTA POST respectively, all of which are published in Jakarta, on Wednesday, dated the 15tb (fifteenth) day of September 2004 (two thousand four), and a copy of each of the aforementioned newspapers/dailies are attached to the minutes of my, the Notary’s, deed dated to day under Number 144.

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Official & Sworn Translation

•	Whereas a total of 1 (one) serial A share and 4,125,536,269 (four billion one hundred twenty five million five hundred thirty six thousand two hundred sixty nine) serial B shares or 78,49% (seventy eight coma forty nine percent) of the total shares placed and fully paid by the Company up to that day, namely a total of 1 (one) serial A share and 5,256,130,999 (five billion two hundred fifty six million one hundred thirty thousand nine hundred ninety nine) serial B shares, each having a nominal value of Rp. 100,00 (one hundred rupiah) were present/represented in the Meeting.

•	Thus, based on the provisions under Article 19 paragraph 3 and Article 28 paragraph 1 of the Articles of Association of the Company, the said Meeting has a valid composition and is entitled to adopt valid resolutions pertaining to all matters discussed and resolved during the Meeting and shall bind the shareholders of the Company;

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Official & Sworn Translation

•	Whereas during the said Meeting the Board of Directors have been granted a power of attorney with rights of substitution by the Meeting to declare the resolutions of the said Meeting in a Notarial deed.

•	Therefore, by virtue of the said power of attorney, the appearing party hereby declares that the said Meeting has adopted, among others, the following resolutions:

•	To approve the amendment to the Articles of Association of the Company as specified herein below:

i)	Amendment to Article 1 of the Articles of Association of the Company, so as to read as follows

Article 1

This limited liability company is named: “PT. INDOSAT Tbk”, domiciled and having its head office in Jakarta, with branches, representative offices or business units in other places within or outside the territory of the Republic of Indonesia, as determined by the Board of Directors with the approval of the Board of Commissioners.

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Official & Sworn Translation

ii)	Amendment to Article 10 paragraph 6 of the Articles of Association of the Company, so as to read as follows:

Article 10

6.	In addition to the provisions in the above paragraph 5, the term of office of the member of the Board of Directors shall terminate automatically, in the event such member of the Board of Directors:

a.	is declared bankrupt or is placed under custody by virtue of a court ruling; or

b.	is prohibited from becoming a member of the Board of Directors pursuant to the prevailing law or legislation; or

c.	resigns by submitting a written notice; or

d.	passes away.

In the event the members of the Board of Directors resigns, a written notification must be submitted by the said resigning Director to the Company for the attention of the Board of Commissioners and the Board of Directors, at least 90 (ninety) days prior to the effective date of the resignation. The Board of Commissioners at its own discretion may determine that the resignation shall take effect within a period shorter than 90 (ninety) days.

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Official & Sworn Translation

iii.	Amendment to Article 11 paragraph 3 of the Articles of Association of the Company, so as to read as follows:

Article 11

3.	The Board of Directors must first obtain a written approval from the Board of Commissioners to:

a.	purchase and/or sell the shares of other companies in the Capital Market;

b.	enter into a license agreement or cooperation, joint venture, management and similar agreements with other enterprises or parties;

c.	purchase, dispose, sell, pledge or encumber the fixed assets of the Company;

d.	cease collecting and write off account receivables from the books as well as supplies;

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Official & Sworn Translation

e.	bind the Company as guarantor (borg or avalist);

f.	accept or grant medium/long term loans and accept non-operational short term loans;

g.	carry out capital participation or dispose the capital participation of the Company in other enterprises that is not carried out via the Capital Market;

h.	establish a subsidiary company.

The Board of Commissioners shall be obligated to determine thresholds in respect of the actions referred to in paragraph 3a through 3h of this Article and shall be entitled to change the thresholds from time to time; in the event actions are taken within the applicable thresholds, then the approval from the Commissioner shall not be required.

In granting written approval for the actions as referred in paragraphs 3g and 3h of this Article, the Board of Commissioners shall observe the prevailing regulations in the capital market sector, under the condition that an approval from the General Shareholders Meeting shall be required in the event the value of the transaction to be entered into by the Company is deemed material to the Company, namely by meeting any of the two following requirements:

a.	10% (ten percents) of the Company’s revenue or such other amount in accordance with the Capital Market Regulation in force at the time the transaction is carried out;

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Official & Sworn Translation

b.	20% (twenty percents) of the owner’s equity or such other amount in accordance with the Capital Market Regulation in force at the time the transaction is carried out.

Furthermore, the appearing party in the said capacity declares that in relation to the said resolutions have authorized Mister Doctorandus BAMBANG TEDJO ANGGONO BUDI, Bachelor of Law, Officer of the Notary’s Office of SUTJIPTO, Bachelor of Law, residing in Jakarta, including but not limited to appearing before the competent authority, engage in a discussion, provide and/or request information, submit an application to obtain an approval and/or report to the Minister of Justice and Human Rights of the Republic of Indonesia as well as other relevant competent authorities, register the Amendment to the Articles of Association in the Company Register as well as announce the Amendment to the Articles of Association in the State Gazette of the Republic of Indonesia in accordance to the provisions of the prevailing law, to prepare or cause to be prepared and signed all of the deeds and letters or documents that are required and deemed necessary and to prepare for further revision or adjustment to the amendment to the Articles of Association as required by the competent authority.

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Official & Sworn Translation

I, Notary, know the appearing party.

THIS DEED

Was prepared as a minute and read out as well as signed in Jakarta on the day and date as mentioned at the beginning of this deed in the presence of missus YAYUK SRI WAHYUNINGSIH, Bachelor of Law and Mister DEDY SYAMRI,

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